Exhibit 99.1
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF OHIO
WESTERN DIVISION
American Financial Group
and Consolidated Subsidiaries,
Plaintiffs,
v. Case No. 1:07cv574
United States of America,Judge Michael R. Barrett
Defendant.
OPINION & ORDER
This matter is before the Court upon the Government’s Motion for Summary Judgment (Docs. 17, 18); Plaintiffs’ Response in Opposition (Doc. 26); and the Government’s Reply (Doc. 37). Also before the Court is Plaintiffs’ Cross-Motion for Summary Judgment (Docs. 35, 36); the Government’s Response in Opposition (Doc. 40); and Plaintiffs’ Reply (Doc. 41). On June 22, 2009, the Court held oral argument on the Motions for Summary Judgment. (Doc. 46.) Following oral argument, Plaintiffs filed a Second Supplemental Declaration of Thomas E. Mischell (Doc. 49), and the Government filed a Response thereto (Doc. 51). Plaintiffs then filed a Motion to Strike the Government’s Response (Docs. 53 & 54), to which the Government filed a Response in Opposition (Doc. 55).
In their Complaint, Plaintiffs seek a refund of $11,047,128 of tax overpayments made to the Internal Revenue Service for the taxable years 1996 through 2001, with interest as provided by law.

I.	BACKGROUND
A. State statutory insurance reserves
American Financial Corporation (“AFC”) was, during the years at issue, a corporation formed under the laws of the State of Ohio with its headquarters in Cincinnati, Ohio. (Doc. 1, ¶1 .) Plaintiff American Financial Group (“AFG”) is the successor by merger to AFC. (Id., ¶¶1 & 2.) Great American Life Insurance Company (“GALIC”) is a corporate subsidiary of AFC, and is also located in Ohio. (Id., ¶2.) GALIC is required by state law to hold reserves for all of the annuity contracts it issues. (Id., ¶ 29.) GALIC sells individual deferred annuities. One treatise describes deferred annuities in general as follows:
A deferred annuity provides for the accumulation of funds to be applied in the future to the purchase of an annuity at annuity purchase rates guaranteed in the original contract. Premium payments can be made in a lump-sum amount (single premium deferred annuity), or periodically (flexible- or fixed-premium deferred annuity) into an account value, as allowed by the policy contract. At the end of this “accumulation period,” the policyholder may elect to receive a lump-sum distribution or may elect to receive periodic payments for life, over a specific period or years or some combination thereof. The point at which the periodic payments begin is called the annuitization date. From the annuitization date forward, the contract is in the “payout period.”
(Doc. 36-2, Edward L. Robbins and Richard N. Bush, U.S. Tax Reserves for Life Insurers, 311 (2006).) At issue in this case are the reserves for more than 200,000 individual deferred annuity policies sold by GALIC that were in force on December 31, 1995. Virtually all of these policies were issued on or after January 1, 1981. (Doc. 26-11, Richard Sutton Aff. (4/6/09), ¶ 4.)
GALIC’s TSA-I and TSA-II products are primarily in question.1 These are two-tiered annuities, which means that first, the contract holder has the right to annuitize, giving rise to a stream of payments that the company would make to the contract holder or second, the contract holder could surrender the policy, i.e., surrender the contract. The two-tiers of these policies are the annuitization tier (upper) and the surrender tier (lower). Because these policies have two tiers of account values—an upper tier annuity value and a lower tier surrender value—there are a number of possible calculations to determine the greatest present value of future and guaranteed benefits.

[1]
While there were other products which impacted GALIC’s 1995 Year-end Tax Reserve calculation, the greatest increases in reserves stemmed from the TSA I and TSA II policies. (Doc. 26-21, Report of Edward L. Robbins, at 5.)

For each of these policies it sells, GALIC is required by Ohio law to maintain and report reserves in keeping with a statutory formula under state law. Ohio’s reserve valuation laws appear at section 3909.73 of the Ohio Revised Code, and are based on the Model Standard Valuation Law (“SVL”) adopted and promulgated by the National Association of Insurance Commissioners (“NAIC”).2 (Sutton Aff. (4/6/09), ¶ 5.)
B. Federal tax reserves
Insurance companies must also set aside federal tax reserves for life insurance policies and annuities. The Internal Revenue Code allows an insurance company to take a deduction against taxable income for increases in certain life insurance reserves. 26 U.S.C. § 805(a)(2). The federal rules for computing tax reserves are intended generally to allow companies to recognize the minimum reserve that most states would require them to set aside. (See Doc. 19-6, House Ways and Means Comm., H.R. Rep. No. 98-432(II), at 1397 (March 5, 1984).)

[2]
The various state insurance commissioners formed the NAIC to promote uniformity in state law laws regulating the insurance industry by promulgating model laws and regulations. The SVL promulgated in 1994 has been adopted by all 50 states either verbatim or in similar version. See Ohio Revised Code, Ann., §§3903.72 to 3903.721. The states have likewise adopted subsequent amendments proposed by the NAIC, and in 1976 the NAIC prescribed the CARVM as the valuation method to determine the amount of reserves that must be held for annuity contracts.

The proper amount of reserves is determined in accordance with Internal Revenue Code 26 U.S.C. §807(d). Section 807(d) sets forth the rules to determine the amount of tax reserves held by an insurance company that can be deducted from taxable income, and for annuities, defines the tax reserve method to be used in this determination. In general, the federally prescribed reserve methods refer to those recommended by the NAIC for the particular type of contract. (Doc. 19-7, Supplemental Report, Tax Reform Act, 1984; Doc. 19-8, Explanation of the Provision to Approve by the Committee on March 21, 1984 of the Deficit Reduction Act of 1984.)
To compute the federally prescribed reserve for any type of contract, the tax reserve method applicable to the contract must be used along with greater of the applicable Federal interest rate, or the prevailing state assumed interest rate and the prevailing commissioner’s standard tables for mortality and morbidity. 26 U.S.C. § 807 (d)(1) & (2).3 The “tax reserve method” under section 807(d)(2) which is applicable here is determined by using the NAIC’s Annuity Reserve Valuation Method (“CARVM”).

[3]
The table on page 4 of Plaintiffs exhibits for the June 22, 2009 oral argument shows the SVL vs. Ohio law vs. IRS Code Sections for the various calculations, i.e., the reserve method under the SVL of the NAIC, §5.a and §3903.72(G), O.R.C. and §807(d)(3), IRC. For interest rates under the SVL, is §4.b; § 3903.721, O.R.C. and §807(d)(4) IRC. The Mortality Tables under the SVL is §4.a; §3903.72(C)(3), O.R.C. and §807(d)(5), IRC.

C. CARVM
CARVM as defined by the Internal Revenue Code is “the Commissioners Annunity Reserve Method prescribed by the National Association of Insurance Commissioners which is in effect on the date of the issuance of the contract.” 26 U.S.C. §807(d)(3)(B)(ii). The NAIC’s Model Standard Valuation Law from 1976, 1995 and 2006 all contain the identical definition of the CARVM:
Reserves according to the Commissioners annuity reserve method for benefits under annuity or pure endowment contracts, excluding any disability and accidental death benefits in such contracts, shall be the greatest of the respective excesses of the present values, at the date of valuation, of the future guaranteed benefits, including guaranteed nonforfeiture benefits, provided for by such contracts at the end of each respective contract year, over the present value, at the date of valuation, of any future valuation considerations derived from future gross considerations, required by the terms of such contract, that become payable prior to the end of such respective contract year. The future guaranteed benefits shall be determined by using the mortality table, if any, and the interest rate or rates specified in such contracts for determining guaranteed benefits. The valuation considerations are the portions of the respective gross considerations applied under the terms of such contracts to determine nonforfeiture values.
(Docs. 26-12, 26-13, 26-14.)
Plaintiffs urge that the fundamental principle of the CARVM is that the amount of the reserve is the difference between (1) the highest of the present values of all future guaranteed benefits under the policy and (2) the present value of future consideration required under the terms of a contract that become payable up to the point where the benefit is paid. Therefore, according to Plaintiffs, CARVM can be considered a “worst case” valuation method.
The Government describes an insurance company’s obligation under the SVL as determining the present value of (1) the stream of the company’s possible liabilities (or possible payouts) under each contract for each year and (2) the stream of future premiums to be received from the policyholder by the end of the year. The Government explains that the pairs of present values for each year are then netted, and the company must maintain a reserve equal to the highest of these net annual amounts for each contract.

D. Actuarial Guideline 33
The NAIC prescribes actuarial guidelines that supplement the SVL so that insurers are able to calculate the correct amount of statutory reserves on their annual statements using the CARVM as prescribed by the NAIC.
In March 1995, the NAIC published Actuarial Guideline XXXIII (“AG 33”), which was “effective on December 31, 1995, affecting all contracts issued on or after January 1, 1981.” Prompted by a triennial examination by the State of Ohio in 1994 and the publication of AG 33, GALIC revisited its reserve computation process. (Sutton Aff. (4/6/09), ¶ 9.) GALIC found that in prior years it had used two incorrect assumptions in its valuation interest rate computation for certain deferred annuities; and neglected to include all potential future benefit streams in its CARVM analysis for other deferred annuity policies. (Id.) Once the two errors in GALIC’s valuation interest rate computation were corrected, GALIC increased its tax reserves by $41,063,640.00. (Id., ¶ 10.) In 1996, after GALIC corrected its prior omission of the benefit stream in its application of the CARVM, it increased its tax reserves by another $18 million. (Id., ¶ 11.)
For tax purposes, these three changes caused GALIC to make a $59,063,640 increase in its tax reserves for year end 1995 (the total of $41 million and $18 million4), which, as required by section 807(f) of the Internal Revenue Code, was treated as a deduction spread ratably over 10 years beginning in 1996. (Id., ¶ 12.) These changes also resulted in an increase of statutory reserves to $69 million. (Doc. 49, Thomas E. Mischell Decl. (7/10/09), Ex. F.)

[4]
It is unclear from the pleadings if the claimed refund of $11,047,128.00 was based upon the $41 million or the $59 million. In addition to the $11,047,128.00 amount, Plaintiffs made two overpayments of interest: $4,157,633.65 in April, 2006 and $1,357,833.61 in June, 2006. (Doc. 1, ¶ 25.) It appears that Plaintiffs did not plead the $18 million adjustment in its Complaint (Doc. 1) but raised the issue in their Response to the Government’s Motion for Summary Judgment (Doc. 23) and their Cross-Motion for Summary Judgment. (Doc. 35).

II.	ANALYSIS
A. Summary Judgment Standard
Summary judgment is appropriate “if the pleadings, depositions, answers to interrogatories and admissions on file, together with the affidavits, if any, show that there is no genuine issue as to any material fact and that the moving party is entitled to a judgment as a matter of law.” Fed. R. Civ. P. 56(c). A court must view the evidence and draw all reasonable inferences in favor of the nonmoving party. See Matsushita Elec. Indus. Co. v. Zenith Radio Corp., 475 U.S. 574, 587 (1986). The moving party bears the initial burden of showing the absence of a genuine issue of material fact, but then the nonmoving party must come forward with specific facts showing that there is a genuine issue for trial. Celotex Corp. v. Catrett, 477 U.S. 317 (1986); Matsushita, 475 U.S. at 587. Determination that a fact is genuine can only occur when the evidence is such that a reasonable jury could return a verdict for the nonmoving party. Anderson v. Liberty Lobby, Inc., 477 U.S. 242, 248 (1986). However, the nonmoving party may not rest on the mere allegations in the pleadings. Fed. R. Civ. P. 56(e); Celotex, 477 U.S. at 324.
B. Motion to Strike
Plaintiffs seek to strike the Government’s response to Plaintiffs’ Second Supplemental Declaration of Thomas E. Mischell. Plaintiffs rely upon Local Rule 7.2(a)(2) which provides for the filing of a motion, opposition brief, and reply, but states: “No additional memoranda beyond those enumerated will be permitted except upon leave of court for good cause shown.”

At oral argument, the Court invited the parties to supplement the record with any supplemental documents based on the issues raised during oral argument. (Doc. 52, at 149-150.) While the Court is not unmindful of the restrictions under Local Rule 7.2, in this instance, the Court finds that some flexibility is in order to allow the Court to be fully informed regarding the issues in this complex matter. Therefore, the Court DENIES Plaintiffs’ Motion to Strike the Government’s Response. (Docs. 53 & 54.) At this juncture, the Court notes that the arguments raised in Plaintiffs’ Second Supplemental Declaration of Thomas E. Mischell and the Government’s Response thereto relate primarily to the application of the variance doctrine. While the Court recognizes that the variance doctrine relates to the issue of jurisdiction, the Court finds that in the event that the Government’s Motion for Summary Judgment is granted, it would be unnecessary to address either the issue of the variance doctrine or Plaintiffs’ Cross-Motion for Summary Judgment. For that reason, the Court will first address the Government’s Motion for Summary Judgment.
C. Meaning of “the CARVM prescribed by the NAIC” in section 807(d)
The Government’s Motion for Summary Judgment is centered on the argument that for tax purposes, when new guidelines are issued by the NAIC they change the CARVM. Therefore, according to the Government, if GALIC’s calculations are based on AG 33, then the calculations are not the CARVM in effect on the date of issuance of the annuity. In other words, actuarial guidelines can not be retroactively applied to contracts issued prior to the effective date of the guideline. Plaintiffs assert that AG 33 is not a change to the CARVM. The parties have presented little in the way of disputed facts on this issue. Instead, the issue presented is a question of statutory interpretation, which is a question of law for this Court. In re Vause, 886 F.2d 794, 798 (6th Cir. 1989).

The Court finds that AG 33 did not amend the SVL, nor did it change the definition of the CARVM. Instead, AG 33 was interpreting the proper application of the CARVM.
To assist the states in applying the provisions of the SVL in a reasonable and consistent manner, the NAIC occasionally develops written actuarial guidelines on a particular aspect of life or health insurance valuation or nonforfeiture standards. The NAIC has repeatedly indicated that these guidelines are not a part of the SVL. For example, in the “Procedures for Model Law Development,” the NAIC states: “Guidelines are not considered Model Laws of the NAIC though are considered regulatory best practices such as laws, regulations, handbooks, guidance, white papers, and/or bulletins.” (Doc. 26-15, at 1.)
As another example, the preamble to the NAIC’s Financial Condition Examiner’s Handbook5 states:
The NAIC Life and Health Actuarial (Technical) Task Force has been asked on many occasions to assist a particular state insurance department in interpreting a statute dealing with an actuarial topic relative to an unusual policy form or situation not contemplated at the time of original drafting of a particular statute. The Actuarial Task Force, in developing its interpretation or guideline, must often consider the intent of the statute, the reasons for initially adopting the statute and the current situation. The Actuarial Task Force feels that for those situations which are sufficiently common to all states, that the publishing of actuarial guidelines on these topics would be beneficial to the regulatory officials in each state and would promote uniformity in regulation which is beneficial to everyone. To this end, the Actuarial Task Force has developed certain actuarial guidelines and will continue to do so as the need arises. The guidelines are not intended to be viewed as statutory revisions but merely a guide to be used in applying a statute to a specific circumstance.

[5]
Before 2001, the NAIC’s guidelines were published in the NAIC’s Financial Condition Examiners Handbook. Since 2001, the guidelines have been published in an appendix to the NAIC’s Accounting Practices and Procedures Manual.

(Doc. 26-16) (emphasis added).)
On August 31, 2006, the NAIC issued an opinion letter to the Ohio Department of Insurance regarding the application of AG 33. (Doc. 26-19.) The NAIC stated that AG 33 applies to “all annuity contracts issued on or after January 1, 1981, because AG 33 was a clarification of existing law and did not constitute a change of method from any previously required method for valuing reserves.” (Id.) The NAIC goes on to explain, “the major purpose of AG 33 is to provide consistency in reserving of annuities that have multiple benefits stream. The Guideline codifies the basic interpretation of CARVM and applies to all individual annuities issued on or after January 1, 1981.” (Id.) The opinion letter concludes:
The clear intent of AG 33 can be found in the four-corners of the guideline itself: (1) there were inconsistent methods and practices in the insurance industry for reserving under CARVM for annuities with multiple benefit streams; (2) AG 33 is intended to codify the basic interpretation of CARVM by clarifying the assumptions and methodologies which will comply with the intent of the SVL; and (3) it does not constitute a change of method or basis from any previously used method. Actuarial guidelines by their very nature are intended to clarify various interpretations of the SVL between the 50 states and cannot constitute a change or amendment of the SVL.
(Id.)
Finally, there is testimony in the record which indicates that NAIC guidelines are only interpretations of the CARVM. Mark Peavy, the former chief life and health actuary of the NAIC testified that AG 33 was not a change to the CARVM but rather an interpretation. (Doc. 26-3, Mark Peavy Dep. at 49.) Peavy testified that the NAIC use the same CARVM in effect now as when it was first included in the SVL. (Id. at 84.)

Similarly, John Englehardt, NAIC’s current chief life and health actuary, testified that AG 33 was not a change to the CARVM but rather was an interpretation of the CARVM. (Doc. 26-2, John Englehardt Dep. at 49.) Englehardt also stated that the definition of SVL has not been changed by actuarial guidelines and the definition of CARVM has not changed since it was initially put into the SVL. (Id. at 84.)
Based on the foregoing, the NAIC has made its position clear that the CARVM was not changed by AG 33. The Court finds that it is appropriate to adopt the NAIC’s position on this issue given that Congress has expressly linked the “tax reserve method” under section 807(d)(2) to the CARVM “prescribed by the [NAIC].” Congress could have set forth its own tax reserve method, or left that determination to the Commissioner of the Internal Revenue Service. Short of that, Congress could have specified—just as the Government argues—that the CARVM prescribed by the NAIC encompasses those NAIC guidelines issued before the date of the issuance of the annuity. Instead, Congress has chosen to defer to the NAIC on the issue, and as a result, it is the NAIC’s own definition of the CARVM which controls in this instance.6 Therefore, the Government’s Motion for Summary Judgment is DENIED.

[6]
The Supreme Court has noted that there are several instances within the Internal Revenue Code where Congress has shown respect for NAIC accounting methods. Commissioner of Internal Revenue v. Standard Life & Accident Ins. Co., 433 U.S. 148, 161, n.24 (1977). The Court rejected the notion that Congress did not intend to relegate substantive matters in the calculation of a tax to the NAIC. Id. at 162, n.26.

D. Variance Doctrine
The Government argues that based upon the variance doctrine, this Court lacks jurisdiction over the claims raised in Plaintiffs’ Cross-Motion for Summary Judgment that Plaintiffs changed its reserves for any reason other than AG 33.
A taxpayer must first file an administrative claim for refund with the Secretary of Treasury prior to bringing an action against the United States for a tax refund. McDonnell v. United States, 180 F.3d 721, 722 (6th Cir. 1999), citing 26 U.S.C. §7422(a). The Treasury Regulations provide that “[t]he claim must set forth in detail each ground upon which a credit or refund is claimed and facts sufficient to apprise the Commissioner of the exact basis thereof.” Treas. Reg. § 301.6402-2(b)(1).
Under the variance doctrine, “‘a ground for a refund that is neither specifically raised by a timely claim for refund, nor comprised within the general language of the claim, cannot be considered by a court in a subsequent suit for a refund.’” Procter & Gamble Co. v. U.S., 570 F.Supp.2d 972, 974 (S.D. Ohio 2008), quoting Mobil Corp. v. United States, 52 Fed.Cl. 327, 331 (2002). The rule applies to both the factual and legal bases of a claim for refund. Id. When a party fails to state with specificity the grounds for the refund, the court is without jurisdiction to entertain the action. McDonnell, 180 F.3d at 722, citing Salyersville Nat’l Bank v. United States, 613 F.2d 650, 651 (6th Cir. 1980).
In their Cross-Motion for Summary Judgment, Plaintiffs argue that in 1995 it was required to make these three corrections to its tax reserves pursuant to §807(f):
1.	GALIC classified the three-year annuitization benefit under TSA-II as PlanType C (increasing reserves by $30,090,150).[7]

[7]
For annuities, weighting factors vary for determining valuation interest rates, in part, by four plan types: Single Premium Immediate Annunity (SPIA) Plan Type, Plan Type A, Plan Type B, and Plan Type C. Type A contracts have the least risk and, therefore, the least required reserve. Type C have the highest risk and, therefore, require the highest reserve. (Doc. 40-1, Ralph J. Sayre Decl., ¶ 5.) GALIC has used all four of these Plan Types at various times to determine the appropriate valuation interest rates for their TSA II contracts in connection with the three year pay-out annuitization benefit. (Id., ¶ 6.)

2.	GALIC made a guarantee duration (term of period in which TSA rights may change) determination for some TSA II policies (increasing reserves by $7,228,771).

3.	GALIC included the partial surrender/partial annuitization option of TSA-I in its reserve calculations (increasing reserves by $18 million).
(Doc. 36-5, Richard Sutton Decl. (4/24/09), ¶ 8.) Plaintiffs argue that the first and second corrections were required to comply with section 807(d)(4) as to valuation interest rates, and the third change was required based upon the greatest present value of future benefits under a “worst case” assumption. The Government argues that Plaintiffs did not argue in their claim for refund that the first and second changes were corrections to the valuation interest rate, but instead argued that the changes were made due to AG 33. As a consequence, the Government argues that Plaintiffs are precluded from arguing that the changes were made based on interest rates or section 807(d)(4).
The Court determines that the issues raised in Plaintiffs’ Cross-Motion for Summary Judgment were sufficiently raised with the Government to apprise the Commissioner of the exact basis of Plaintiffs’ claims. Courts have found that a refund claim puts the Commissioner fairly on notice where the face of the refund claim is not the only information known to the Commissioner. See, e.g., Federal Exp. Corp. v. U.S., 645 F.Supp. 1281, 1287 (W.D.Tenn. 1986). As one district court has explained:
Where the Commissioner has examined the returns and subjected them to a comprehensive investigation . . . a claim for refund seeking to recover the deficiencies in tax that he has determined to exist and that the taxpayer has paid need not be nearly as specific as otherwise would have been the case. Under these circumstances a refund claim is sufficient if it notifies the Commissioner that the taxpayer does not agree with the conclusions of law he has reached in his deficiency notice, the facts he considered in determining that the additional taxes were due, or facts that he naturally would have ascertained in the course of the investigation that led to his determination of the additional tax liability.

Ford v. United States, 20 A.F.T.R.2d 5033, 5044 (W.D.Ky.1967), aff’d, 402 F.2d 791 (6th Cir. 1968).
The Court notes there is some ambiguity as to whether the arguments made in GALIC’s formal protest of the examiner’s findings are the same which are now covered in Plaintiffs’ Cross-Motion for Summary Judgment. (Doc. 49, Thomas E. Mischell Decl. (7/10/09), Ex. F.) However, the Court notes that according to the Audit Plan for tax years 1995 through 1998, the IRS considered among other things: (1) the source of the changes including Actuarial Guidelines GGG, 33 and ZZZ; (2) the specific components which have changed; (3) determine the amount of change caused by the sources identified; (3) and whether the changes result in proper tax reserves and §807(f) spreading, if applicable. (Id., Ex. A.)
The Court also notes that the issues were discussed in the correspondence and the meetings between the parties during the administrative appeals process. (Id., ¶¶ 7-10; Ex. B.) For example, in a memorandum to the Government, counsel for Plaintiffs argues that two statements in the “Field Submission Memorandum of November 18, 2002” are incorrect. (Id., Ex. C.) Specifically, these statements were that “GALIC implemented the changes which had been set forth by the NAIC in AG 33 (collectively, the reserved strengthening)” and “GALIC’s reserve strengthening represented the company’s application of the changes necessary to comply with the guidance provided in Actuarial Guideline 33 .. . .” (Id.) Plaintiffs explained: “The conclusions drawn in the above sentences are incorrect, and the sentences are therefore misleading in alleging that all the changes in issue, described as ‘reserve strengthening’, were made to comply with AG33.” (Id.)

As another example, the Government asked Plaintiffs to provide the document “which would clarify your position that a document from an actuarial firm existed a full year prior to AG 33 that advised you to change the valuation rates of the policies in question.” (Id., Ex. D.)
The Court concludes that the Government clearly had the opportunity to discuss and resolve the matters raised administratively and, therefore, the Court will exercise jurisdiction over all the issues raised in Plaintiffs’ Cross-Motion for Summary Judgment.
D. Plaintiffs’ Cross-Motion for Summary Judgment
Plaintiffs argue that they are entitled to summary judgment on the following issues:
1.
The first and second corrections at issue are to the valuation interest rate assumptions separate and apart from the CARVM (i.e., the reserve method) and these corrections comply with Sections 807(d)(4) and 807(f)(1);

2.
GALIC’s correction of the classification of the three-year annuitization benefit under TSA II annuities as Plan Type C in selecting the weighting factor for valuation interest rate purposes complies with Sections 807(d)(4) and 807(f)(1);

3.	GALIC’s correction of the guarantee duration in selecting the weighting factor for valuation interest rate purposes for TSA II annuities complies with Sections 807(d)(4) and 807(f)(1); and

4.
GALIC’s correction of the reserve calculations for TSA I annuities to include the guaranteed benefit option which permitted policyholders to annuitize part and to surrender part of the contract value in determining the “greatest present value of future guaranteed benefits” was required by the CARVM and complies with Sections 807(d)(3) and 807(f)(1).

Plaintiffs argue that first and second corrections were corrections to the valuation interest rates, which were separate and apart from the CARVM, i.e., the tax reserve method.

However, as the Government points out, it was AG 33 which required that GALIC use a Plan Type C interest rate in calculating the statutory reserves for TSA II annuity contracts. Likewise, GALIC was required by AG 33 to take into account guarantee duration in determining the appropriate interest rate to use in calculating its reserves. Moreover, the Court notes GALIC did not make the switch to Plan Type C until 1995, when AG 33 was effective.
While the Court finds that the distinction Plaintiffs are attempting to make is made moot by the Court’s finding that AG 33 did not change the CARVM, the Court nevertheless finds that Plaintiffs are not entitled to summary judgment on the issue of whether the first and second corrections were to the valuation interest rate assumptions separate and apart from the CARVM.
The Court also finds that Plaintiffs are not entitled to summary judgment on the issue of whether the three changes comply with Sections 807(d)(4) and 807(f)(1). The Court finds that many of the arguments raised by the parties on this issue are also made moot by the Court’s finding that AG 33 did not change the CARVM. The reason being that, for the most part, Plaintiffs’ arguments are centered on whether the changes were required without regard to AG 33. To the extent that Plaintiffs’ Cross-Motion for Summary Judgment seeks a ruling on whether the changes were correct in light of the Court’s ruling on the proper application of AG 33, the record is not sufficiently developed.8 Therefore, Plaintiffs are not entitled to Summary Judgment on this issue.

[8]	The Court notes that this issue was not briefed by the Government.

Finally, there appears to be some discrepancy in the record regarding the amount by which GALIC increased its tax reserves. In their Cross-Motion for Summary Judgment, Plaintiffs claim there was a $59,063,640 increase in its tax reserves as a result of the changes. The first change resulted in an increase in reserves of $30,090,150; the second change resulted in an increase in reserves of $7,228,771; and the third change resulted in an increased in reserves of $18,000,000.9 (Sutton Decl. (4/24/09), ¶ 8.) However, the Government points out that Plaintiffs have previously argued that the recalculation of reserves resulted in an increase of $41,000,000, and that the relief prayed for in the Complaint is based upon $41,000,000 not the $59,000,000 asserted in the Cross-Motion for Summary Judgment.
Rule 15(a) of the Federal Rules of Civil Procedure provides that leave to amend “shall be freely given when justice so requires.” In Foman v. Davis, 371 U.S. 178, 182 (1962), the Supreme Court explained that a motion to amend generally should be granted:
In the absence of any apparent or declared reason—such as undue delay, bad faith or dilatory motive on the part of the movant, repeated failure to cure deficiencies by amendments previously allowed, undue prejudice to the opposing party by virtue of allowance of the amendment, futility of amendment, etc.—the leave sought should, as the rules require, be “freely given.”
The Court finds that the factors set forth in Foman warranting a denial of leave to amend are not present in this matter. Therefore, the Court will permit Plaintiffs to amend their Complaint so as to clarify that the claimed damages are the same amount argued in their Cross-Motion for Summary Judgment.

[9]
The total sum of $59,063,640 is arrived at by adding $30,090.150, $7,228,771 and $18,000,000, plus the application of the interest rate corrections in several other policy forms. (Sutton Decl. (4/24/09), ¶ 8.) Relying on §807(f), Plaintiffs treated the increase as a deduction spread ratably over ten years. (Id.)

III.	CONCLUSION
Based on the foregoing, it is hereby ORDERED that:
1.	The Government’s Motion for Summary Judgment (Docs. 17, 18) is DENIED;

2.	Plaintiffs’ Cross-Motion for Summary Judgment (Docs. 35, 36) is DENIED;

3.	Plaintiff’s Motion to Strike the Government’s Response (Docs. 53 & 54) is DENIED; and

4.	The parties are to contact the Court regarding the scheduling of a telephone status conference within three (3) days of entry of this Order.
IT IS SO ORDERED.

/s/ Michael R. Barrett
Michael R. Barrett, Judge
United States District Court